Exhibit 3.141

ARTICLES OF ORGANIZATION

OF

SMBISS CHESTERFIELD, LLC

The undersigned, acting as Organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, as amended, Tennessee Code Annotated Sections 48-249-101, et seq. (the “Act”), hereby adopts the following Articles of Organization (“the Articles”) for such limited liability company:

1.         Name. The name of the limited liability company (the “Company”) is:

SMBISS Chesterfield, LLC

2.         Registered Agent.

(a) The complete address of the Company’s initial registered office in Tennessee is:

40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Davidson County

(b) The name of the initial registered agent, to be located at the address listed in 2(a) is:

Clifford G. Alderz

3.         Principal Executive Office. The complete address of the Company’s principal executive office is:

40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
Davidson County

4.         Form of Management. The Company shall be member-managed. The business of the Company shall be conducted under the management of its members. The members, by majority vote, may cause the Company to become a manager-managed or director-managed limited liability company and direct the secretary to file an amendment to the Articles so signifying.

IN WITNESS WHEREOF, the undersigned person, acting as organizer being duly authorized, executes the foregoing Articles for the purpose of filing and forming a limited liability company in accordance with the Act.

Dated: May 31, 2006	/s/ Alice P. Heywood
Alice P. Heywood, Esq. Organizer